Exhibit 23.2

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the use of our report dated February 16, 2001 with respect to the consolidated financial statements of Encal Energy Ltd., included in the current report on Form 8-K of Calpine Corporation dated September 7, 2001 filed with the Securities and Exchange Commission in the United States. We have not audited any financial statements of Encal Energy Ltd. subsequent to December 31, 2000 nor performed any audit procedures subsequent to the date of our report.

Signed “ERNST & YOUNG LLP”

Calgary, Alberta

September 5, 2001